Exhibit 99.1

Contact: Holly Schoenfeldt Director of Marketing 210.308.1268 hschoenfeldt@usfunds.com

For Immediate Release

U.S. Global Investors Reports Strong Results for December Quarter

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SAN ANTONIO–February 8, 2024–U.S. Global Investors, Inc. (NASDAQ: GROW) (the “Company”), a registered investment advisory firm with longstanding experience in global markets and specialized sectors from gold mining to airlines, today reported net income of $1.2 million, or $0.09 per share, in the quarter ended December 31, 2023. That was up from a net loss of $176,000, or $0.01 per share, in the previous quarter and represents a 45% increase from the same quarter a year earlier.

The growth in net income was due in large part to a significant increase in net investment income, which was $1.4 million for the quarter ended December 31, 2023, compared to net investment income of $116,000 for the same period a year earlier. This increase included net unrealized gains on equity securities of $279,000, compared to net unrealized losses of $937,000 in the comparable period.

Operating revenues during the quarter were $2.8 million, while total assets under management (AUM) at quarter end were $2.1 billion, down from AUM of $2.4 billion a year ago.

“The decline in assets was predominantly driven by the U.S. Global Jets ETF (NYSE: JETS), which saw net outflows in 2023 as many foreign investors cut their exposure to ETFs due, we believe, to fear of a global recession,” says Frank Holmes, the Company’s CEO and Chief Investment Officer.

Strengthening the Moat Around Our Smart Beta 2.0 ETFs

The Company continues to strengthen the economic moat around two of its ETF offerings, JETS and the U.S. Global GO GOLD and Precious Metal Miners ETF (NYSE: GOAU). In this context, a moat is a term used to describe a company’s ability to maintain a competitive advantage over its rivals.

In December 2023, GOAU began trading on Peru’s Bolsa de Valores de Lima (Lima Stock Exchange), the ETF’s third international listing after New York City and Mexico City. GOAU joins JETS, which listed in Lima in December 2020. Besides New York and Lima, JETS is also available to buy in Europe, London and Mexico City.

“This move gives even more investors access to GOAU, a dynamic, rules-based ETF that has a distinctive quantitative and fundamental approach to stock-picking that we describe as quantamental,” continues Mr. Holmes. “Like JETS and our U.S. Global Sea to Sky Cargo ETF (NYSE: SEA), GOAU has a smart beta 2.0 construction, meaning it combines the ease of passive investing with the rigor of active investing. The stock selections and weightings in our three ETFs are based on more than simple market caps; a number of key financial factors are also taken into consideration. Each quarter, the ETFs are rebalanced and reconstituted.”

Healthy Liquidity and Capital Resources

As of December 31, 2023, the Company had net working capital of approximately $38.3 million, an increase of $840,000 from June 30, 2023. With approximately $27.5 million in cash and cash equivalents, plus investments in our funds and other securities, the Company has adequate liquidity to meet its current obligations.

Tune In to the Earnings Webcast

The Company has scheduled a webcast for 7:30 a.m. Central time on Friday, February 9, 2024, to discuss the Company’s key financial results for the quarter. Frank Holmes will be accompanied on the webcast by Lisa Callicotte, chief financial officer, and Holly Schoenfeldt, marketing and public relations manager. Click here to register for the earnings webcast or visit www.usfunds.com for more information.

Selected Financial Data (unaudited): (dollars in thousands, except per share data)

	Three months ended
	12/31/2023	12/31/2022
Operating Revenues	$2,818	$3,728
Operating Expenses	2,626	2,820
Operating Income	192	908

Total Other Income	1,473	178
Income Before Income Taxes	1,665	1,086

Income Tax Expense	436	239
Net Income	$1,229	$847

Net Income Per Share (Basic and Diluted)	$0.09	$0.06

Avg. Common Shares Outstanding (Basic)	14,291,328	14,889,946
Avg. Common Shares Outstanding (Diluted)	14,291,396	14,890,031

Avg. Assets Under Management (Billions)	$1.9	$2.5

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About U.S. Global Investors, Inc.

The story of U.S. Global Investors goes back more than 50 years when it began as an investment club. Today, U.S. Global Investors, Inc. (www.usfunds.com) is a registered investment adviser that focuses on niche markets around the world. Headquartered in San Antonio, Texas, the Company provides investment management and other services to U.S. Global Investors Funds and U.S. Global ETFs.

Forward-Looking Statements and Disclosure

This news release and other statements by U.S. Global Investors may include certain “forward-looking statements,” including statements relating to revenues, expenses and expectations regarding market conditions. You can identify these forward-looking statements by the use of words such as “outlook,” “believes,” “expects,” “potential,” “opportunity,” “seeks,” “anticipates” or other comparable words. Such statements involve certain risks and uncertainties and should be read with corporate filings and other important information on the Company’s website, www.usfunds.com, or the Securities and Exchange Commission’s website at www.sec.gov.

These filings, such as the Company’s annual report and Form 10-Q, should be read in conjunction with the other cautionary statements that are included in this release. Future events could differ materially from those anticipated in such statements and there can be no assurance that such statements will prove accurate and actual results may vary. The Company undertakes no obligation to publicly update or review any forward-looking statements, whether as a result of new information, future developments or otherwise.

Please consider carefully a fund’s investment objectives, risks, charges and expenses. For this and other important information, obtain a statutory and summary prospectus for JETS here, GOAU here and for SEA here. Read it carefully before investing.

Investing involves risk, including the possible loss of principal. Shares of any ETF are bought and sold at market price (not NAV), may trade at a discount or premium to NAV and are not individually redeemed from the funds. Brokerage commissions will reduce returns. Because the funds concentrate their investments in specific industries, the funds may be subject to greater risks and fluctuations than a portfolio representing a broader range of industries. The funds are non-diversified, meaning they may concentrate more of their assets in a smaller number of issuers than diversified funds.

The funds invest in foreign securities which involve greater volatility and political, economic and currency risks and differences in accounting methods. These risks are greater for investments in emerging markets. The funds may invest in the securities of smaller-capitalization companies, which may be more volatile than funds that invest in larger, more established companies.

The performance of the funds may diverge from that of the index. Because the funds may employ a representative sampling strategy and may also invest in securities that are not included in the index, the funds may experience tracking error to a greater extent than funds that seek to replicate an index. The funds are not actively managed and may be affected by a general decline in market segments related to the index.

Airline Companies may be adversely affected by a downturn in economic conditions that can result in decreased demand for air travel and may also be significantly affected by changes in fuel prices, labor relations and insurance costs. Gold, precious metals, and precious minerals funds may be susceptible to adverse economic, political or regulatory developments due to concentrating in a single theme. The prices of gold, precious metals, and precious minerals are subject to substantial price fluctuations over short periods of time and may be affected by unpredicted international monetary and political policies. We suggest investing no more than 5% to 10% of your portfolio in these sectors. Cargo Companies may be adversely affected by downturn in economic conditions that can result in decreased demand for sea shipping and freight.

Foreign and emerging market investing involves special risks such as currency fluctuation and less public disclosure, as well as economic and political risk. By investing in a specific geographic region, such as China and/or Taiwan, a regional ETFs returns and share price may be more volatile than those of a less concentrated portfolio.

Fund holdings and allocations are subject to change at any time. Click to view fund holdings for JETS, GOAU and for SEA.

Distributed by Quasar Distributors, LLC. U.S. Global Investors is the investment adviser to JETS, GOAU and SEA.